Exhibit 3.18


                            AMENDED AND RESTATED

                                  CHARTER

                                     OF

                                 [Company]



                  FIRST: The name of the corporation is [Company]
         (hereinafter, the "Corporation").

                  SECOND: The address of the registered office of the Corporation is 530 Gay Street, Knoxville, Tennessee 37902. The name of the registered agent at that address is CT Corporation.

                  THIRD: The principal office of the Corporation is 110 SE 6th Street, Ft. Lauderdale, Florida 33301.

                  FOURTH: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Tennessee Business Corporation Act including, but not limited to, the acting as an insurance agent and the providing of insurance services, exclusive of the underwriting of insurance policies.

                  FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1000) shares of Common Stock, each having a par value of one cent ($0.01).

                  SIXTH: The Corporation is for profit.